EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NR11-19

DYNEGY INC. ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

•	Robert C. Flexon named President & Chief Executive Officer
•	E. Hunter Harrison named Chairman of the Board

HOUSTON (June 22, 2011) –Dynegy Inc. (NYSE: DYN) today announced that Dynegy’s Board of Directors appointed Robert C. Flexon, currently a Dynegy independent director, as President and Chief Executive Officer, effective July 11, 2011.  Flexon will replace E. Hunter Harrison, who has served as interim President and Chief Executive Officer since April 2011. Harrison will be resuming his role as an independent director and will serve as non-executive chairman of Dynegy’s Board of Directors.

“Bob’s industry knowledge, financial acumen and broad experience in operations will provide the company with the leadership needed for the successful rebuilding and restructuring of our Company,” said Harrison.  In addition to his role as President and Chief Executive Officer, Flexon will continue to serve on the Company’s Board of Directors.   “Dynegy’s portfolio of assets combined with its experienced workforce provides the foundation from which we can reestablish the Company as an energy industry leader,” said Flexon.  “The restructuring plan that the Company is developing will, when finalized, serve as a platform for improving the Company’s financial condition and performance and will serve as a solid beginning in this effort. I’m excited to lead and be part of the Dynegy organization where the focus will be creating value for its stockholders.”

Flexon, 52, has served as the Chief Financial Officer of UGI Corporation, a distributor and marketer of energy products and related services, since February 2011. He was the Chief Executive Officer of Foster Wheeler AG from June 2010 until October 2010 and the President and Chief Executive Officer of Foster Wheeler USA from November 2009 until May 2010. Prior to joining Foster Wheeler, Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. from February 2009 until November 2009.  He previously served as Executive Vice President and Chief Operating Officer of NRG Energy from March 2008 until February 2009 and as its Executive Vice President and Chief Financial Officer from 2004 to 2008. Prior to joining NRG Energy, Flexon held various key executive positions with Hercules, Inc. and Atlantic Richfield Company.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 11,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements," particularly those statements concerning leadership, financial expertise and restructuring alternatives. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy's filings with the Securities and Exchange Commission (the "SEC"). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled "Risk Factors" in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy's SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy's ability to address its substantial leverage on favorable terms and its ability to access the capital markets when needed; (ii) the ability of management to execute any new or revised business plan approved by Dynegy's Board of Directors; (iii) the timing and anticipated benefits to be achieved through Dynegy's restructuring activities and cost savings program; (iv) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (v) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (vi) beliefs about commodity pricing and generation volumes; (vii) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (ix) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (x) the effectiveness of Dynegy's strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xi) beliefs and assumptions about weather and general economic conditions; (xii) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy's stock price; (xiii) expectations regarding Dynegy's revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) Dynegy's focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy's control.

SOURCE: Dynegy Inc.

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